NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS FIRST QUARTER RESULTS

  DILUTED EARNINGS PER SHARE UP 19%
  SAME-STORE SALES BUILDING
  DELAYS FIN 46 ADOPTION AS FASB PROPOSES CHANGES

MARYVILLE, TN – October 6, 2003 – Ruby Tuesday, Inc. today reported results for its first quarter of fiscal 2004, which ended September 2, 2003. For the quarter, revenues increased 12.3% to $249.9 million, pre-tax profit margins increased 140 basis points to 15.3%, and diluted earnings per share increased 19.4% to $0.37. Sandy Beall, the Company’s Chairman and Chief Executive Officer commented, “We continue making significant investments in our business through an improved facilities program and focusing on team quality, to-go sales and various other service initiatives. Through these initiatives, we continue raising the bar on our standards and achieving solid financial results. For fiscal 2004, we still anticipate 17-18% earnings per share growth, and for the second quarter we are estimating diluted earnings per share of $0.32 per share. These estimates do not reflect any one-time cumulative effect adjustment we may have to record when we adopt FIN 46.”

Same-store sales at Company-owned Ruby Tuesday restaurants decreased 0.1% during the quarter. After being down approximately 1.0% the first five weeks of the quarter, July same-store sales were slightly positive and August same-store sales were up approximately 1.0%. That momentum has continued into the second quarter where Company-owned same-store sales growth is currently in excess of the Company’s 2.5-3.0% goal for the second quarter. Same-store sales at Franchise Partnership restaurants decreased 0.5% during the quarter. After being down 1.5-2.0% for the first five weeks of the quarter, same-store sales at partnership restaurants improved throughout the quarter and were positive 1.5-2.0% in August. The positive sales momentum has continued and second quarter to-date franchise partnership same-store sales growth is also in excess of the 2.5-3.0% goal for the second quarter.

Beall commented, “We are excited about the sales momentum, which is primarily being driven by the investments we have made in staffing, service initiatives, our new menu and our new supervisory system, as well as higher standards for operations. In addition, we have completed the roll-out of “curb-side to-goSM” at 308 of the 325 Company-owned freestanding restaurants. The franchise partnerships will have to-go rolled out to their freestanding restaurants by the end of November, and both the Company and partnership system will complete the roll out of mall to-go delivery by the holidays. Based on the existing momentum, the positive impact of to-go, and the fact that Company and the franchise partnerships’ September period same-store sales are both ahead of our second quarter goals, we are comfortable with the goals for second quarter same-store sales. And, for the fiscal year, we are estimating Company-owned same-store sales growth will be approximately 2.0% even after being slightly negative in the first quarter.”

Due to the Financial Accounting Standards Board (“FASB”) announcing the upcoming issuance of further interpretative guidance and proposing a delay in the effective date, the Company did not early adopt FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN 46”) under which the Company expected to consolidate its franchise partnership system during its first quarter. Recently the FASB proposed a delay in the effective date of FIN 46 for certain types of variable interest entities, including franchisees. The FASB has also released a number of proposed changes to the

Interpretation for which the FASB is awaiting comments before issuing final interpretive guidance on FIN 46. The Company believes it would not be prudent to adopt FIN 46 prior to issuance and review of the final guidance, as it is possible there could be further, unexpected modifications to FIN 46, including modifications that might lead the Company to conclude some or all the franchise partnerships should not be consolidated. Beall commented on the delay, “Since its release in late January, we have been out in front in explaining the potential impact of FIN 46 on the Company and providing a significant amount of information on both the partnership system and the effects of consolidation. We were on track to early adopt FIN 46 and consolidate the franchise partnerships this quarter, and this would have had no dilutive impact, other than the previously announced one-time cumulative effect adjustment. However, due to the fact the rules are not final, based on discussions with our board, we believe, and our auditors concur, that we should postpone adoption until the final interpretive guidance is released by the FASB. Whether we eventually consolidate or not, and if so, when, does not change how we or the partnerships run our businesses. We are focused on driving same-store sales, investing wisely in new restaurants, and continued earnings, margin and return growth. The rules regarding consolidation are outside of our control, but if required, consolidation should not negatively affect annual earnings, underlying recourse debt or cash flow. As always, we will continue providing quarterly updates on the performance of the system in an effort to assist the investor in assessing our entire system.”

Highlights for the first quarter compared with the first quarter of fiscal 2003 are shown below:

	1Q fiscal 2004	1Q fiscal 2003
Diluted earnings per share	$ 0.37	$ 0.31
Company-owned same-store sales change	(0.1%)	1.2%
Company-owned average unit volume increase	1.4%	3.5%
Total revenues	$ 249,852,000	$ 222,512,000
Pre-tax margins	15.3%	13.9%

Additional First Quarter Highlights:

  Diluted earnings per share increased 19.4% to $0.37 from $0.31.
  Net income increased 21.4% to $24,513,000 from $20,189,000.
  Ruby Tuesday restaurant revenues increased 12.4% to $245,774,000 from $218,713,000, while franchise sales (including franchise partnership sales) increased 8.2% to $103,441,000 from $95,627,000.
  Eleven Company-owned Ruby Tuesday restaurants were opened and two were closed due to lease expirations.
  Four franchise partnership units were opened and one was closed.
  Three traditional franchise units were opened and none were closed
  Ruby Tuesday, Inc. exercised its right to acquire an additional 49% interest in four of its franchise partnerships during the quarter. As of September 3, 2003, Ruby Tuesday. Inc. held a 50% interest in thirteen of twenty-four franchise partnerships collectively operating 124 Ruby Tuesday restaurants.

Ruby Tuesday, Inc. has Company-owned, franchise partnership and/or traditional franchise Ruby Tuesday brand restaurants in 39 states, the District of Columbia, Puerto Rico and 13 foreign countries. As of September 2, 2003, the Company owned and operated 449 Ruby Tuesday restaurants while franchise partnerships and traditional franchisees operated 192 and 31 locations, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RI).

For more information, contact:	Phone:	865-379-5700
Price Cooper

The Company will host a conference call which will be a live web-cast tomorrow morning at 8:30 Eastern Time. The call will be available live at the following websites:

http://www.fulldisclosure.com
http://www.rubytuesday.com

The call will be archived on both sites through the close of business on October 21, 2003.

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements” which represent the Company’s expectations or beliefs concerning future events, including the following: future financial performance and unit growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, and payment of dividends. The Company cautions that a number of important factors could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: consumer spending trends and habits; mall-traffic trends; increased competition in the casual dining restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; consumers’ acceptance of the Company’s development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability of capital; impact of adoption of new accounting standards; and general economic conditions.